Exhibit 10.16

November 12, 2020

Patrick Jordan

Dear Patrick:

I’m pleased to confirm your transfer to AgenTus Therapeutics, Inc. as Chief Operating Officer reporting to Walter Flamenbaum effective August 31, 2020. Your annual base salary will be $360,000 less applicable legal deductions, which will be paid at the bi-weekly rate of $13,846.15. In addition, you will be eligible to participate in our annual bonus program with a target bonus of 35% of your base salary.

Subject to approval by the Board of Directors, you will be issued a grant of 20,000 shares of restricted common stock pursuant to the AgenTus Therapeutics, Inc. 2018 Equity Incentive Plan. With respect to this grant, 10,000 shares will vest in equal annual increments over four years, with 2,500 shares vesting on each of the first, second, third and fourth anniversary of August 31, 2020. The remaining 10,000 shares will be subject to milestone-based vesting, and shall vest in a single tranche upon the closing of an AgenTus private equity financing round of at least $30 million on or before December 31, 2021 and in advance of any initial public offering. The equity awards of Agenus Inc. that you currently hold will continue to vest in accordance with their terms so long as you remain an employee of AgenTus.

As part of your employment with AgenTus, you have and will be exposed to, and provided with, valuable confidential and/or trade secret information concerning the Company, its affiliates and its present and prospective clients. As a result, in order to protect the Company’s legitimate business interests, you agree, as a condition of your employment, to enter into our standard form Employee Non-Disclosure Agreement. This document is enclosed for your review and execution by the first day of your employment. In addition, please understand that all employment with AgenTus is on an “at will” basis. This letter does not constitute a contract of employment for a specific term.

The provisions of this offer letter supersede all prior oral and written offers, communications, agreements and understandings between AgenTus and you with respect to the subject matter of this letter.

By signing below, you acknowledge, understand and agree that immediately upon your start of employment with AgenTus, your employment with Agenus Inc. will automatically and immediately terminate. If you accept this offer, please kindly return this signed letter to Human Resources by November 15, 2020.

Yours sincerely,

/s/ Walter Flamenbaum
Walter Flamenbuam
Chief Executive Officer, AgenTus

I accept your offer of employment as outlined in this letter.

/s/ Patrick Jordan	11/12/2020
Signature	Date

3 Forbes Road, Lexington, MA 02421     T: 781.674.4400     F:  781.674.4200     www.agentustherapeutics.com